Exhibit 99.1

Press Release

Autoliv’s President of Autoliv Americas to resign

(Stockholm, Sweden, February 28, 2020) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in vehicle safety systems, announced today that Dan Garceau has notified the company that he is resigning as President of Autoliv Americas to pursue another position outside the company.

Mr. Garceau has been the President of Autoliv Americas since September 2014. His resignation will be effective no later than August 10, 2020. Mr. Garceau stated: “I very much appreciate the 25 years I have spent at Autoliv, working for a company whose vision is to Save More Lives which is truly inspirational and aspirational.”

Mikael Bratt, President and CEO, said, “We have very much valued Dan´s contribution to Autoliv over the years and wish him the best of luck in his new assignment.”

The company has initiated a search for Mr. Garceau’s replacement which will be announced at a later date.

Inquiries:

Corporate Communications: Stina Thorman, Tel +46 (0)8 587 206 50

Investors & Analysts: Anders Trapp, Investor Relations, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Investor Relations, Tel +46 (0)8 587 206 14

About Autoliv

Autoliv, Inc. is the worldwide leader in automotive safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. Our products save over 30,000 lives each year and prevent ten times as many severe injuries.

Our more than 65,000 employees in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2019 amounted to US $ 8,548 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.